Investors: Media:

Ina McGuinness Kathleen Rinehart

Vice President, Corporate Public Relations Director

Communications & Investor Relations (650) 624-4948

(650) 624-4949 kathleen.rinehart@tercica.com

ina.mcguinness@tercica.com

Tercica Reports Second Quarter Financial Results

BRISBANE, Calif. (August 8, 2006) -- Tercica, Inc. (Nasdaq: TRCA) today announced financial results for the quarter and six months ended June 30, 2006. The net loss for the quarter was $14.7 million, or $0.39 per share, compared with a net loss of $12.4 million, or $0.40 per share, for the second quarter of 2005. Net product sales for the quarter ended June 30, 2006 totaled $166,000.

For the quarter ended June 30, 2006, cost of product sales was $557,000, which included a $364,000 write off of inventory due to a manufacturing lot failure. Research and development expenses for the second quarter of 2006 were $4.6 million, compared with $6.3 million for the second quarter of 2005. Research and development expenses were lower in the second quarter of 2006 compared with the second quarter of 2005 as the expenses in the prior year included costs associated with production and validation of Tercica's rhIGF-1 manufacturing process. Selling, general and administrative expenses for the second quarter of 2006 were $10.6 million, up from $6.5 million for the second quarter of 2005, reflecting increased expenses associated with commercial operations and medical education, partially offset by decreased litigation expense.

Cash, cash equivalents and short-term investments as of June 30, 2006 were $66.1 million, compared with $58.6 million as of December 31, 2005, reflecting net proceeds of $34.2 million from a common stock offering completed in January 2006, offset by $26.5 million in cash used in operating activities for the first six months of 2006.

Recent Highlights and Updates

  On July 18, 2006, Tercica and Ipsen (Euronext: IPN) announced a worldwide strategic collaboration in endocrinology encompassing cross licensing agreements for Somatuline® Autogel® and Increlex™; rights of first negotiation to each other's endocrine pipelines; the purchase by Ipsen of 25% of Tercica's stock (post transaction, on a non-diluted basis) at a premium to market; and issuance of convertible notes and a warrant by Tercica to Ipsen that give Ipsen the opportunity to increase its shareholding in Tercica to up to 40% (post transaction, on a fully diluted basis). Closing of the transaction, which is expected to occur this year, is subject to approval by Tercica's stockholders and the expiration of the Hart-Scott-Rodino waiting period, as well as other customary closing conditions.

  Completion of clinical study enrollment is expected in early 2007 for MS 308, a once-daily dosing study of Increlex™; and mid-2007 for MS 301, a study of Increlex™ for the treatment of children with Primary IGFD. As of July 31, MS 308 was 60% enrolled, and MS 301 was 57% enrolled.

  At the end of the second quarter compared to the first quarter, cumulative Increlex™ prescriptions more than doubled (from 65 to 154, a 137% increase) and the average weekly new prescriptions increased by 36% (from 5.0 to 6.8 prescriptions per week). Also, at the end of the second quarter, 262 patients had been identified by pediatric endocrinologists as potential candidates for Increlex™ treatment, but had not yet been evaluated.
  On June 30, 2006, the U.S. District Court for the Northern Disctrict of California ruled that Insmed's process for making IPLEX™ literally infringes three claims of the IGF-1 production process patent (U.S. Patent No. 6,331,414, [the '414 patent]). The Court also ruled that Tercica's method of use patent (U.S. Patent No. 5,187,151) is valid over the prior art, eliminating Insmed's ability to challenge the patent's validity using a prior art defense at trial. On July 14, Insmed requested partial reconsideration of the summary judgment order with respect to infringement of claims 1 and 2 of the '414 patent. Tercica's jury trial against Insmed is scheduled to begin on November 6, 2006.

"Overall, we are very pleased with the progress made on all fronts during the second quarter and subsequent weeks," said John A. Scarlett M.D., Tercica's President and Chief Executive Officer. "We strongly believe that the transformative nature of our Ipsen collaboration and the growth of Increlex prescriptions during the first six months of our U.S. launch will serve to create value for shareholders in a very meaningful way."

Financial Guidance

Tercica today affirmed previously issued guidance. For 2006, Tercica expects Increlex™ revenues of approximately $1 million and cash burn, excluding expenses related to the Ipsen/Tercica transaction, of $63 million to $69 million. Giving effect to the collaboration agreement with Ipsen, Tercica expects to reach breakeven in 2010 and achieve 2011 revenues of $250 million to $300 million, with Increlex™ and Somatuline® Autogel® sales expected to contribute roughly equal amounts.

Tercica will not be hosting a conference call in conjunction with its second quarter financial results due to the proximity in time of this news release to the recent conference call held on July 19, 2006.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company's first product, Increlex™ or recombinant human insulin-like growth factor-1 (rhIGF-1), treats short stature caused by severe Primary IGFD. Human IGF-1 is the principal hormone necessary for statural growth, and is released in response to stimulation by growth hormone. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone yet are resistant to its effects, and whose height and serum IGF-1 levels are more than two standard deviations below normal. A subset of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with severe Primary IGFD. Further information on Tercica, can be found at www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and results, including that: (A) The Company and Ipsen announced a cross licensing transaction for Somatuline® Autogel® and Increlex™, the closing of this transaction is expected to occur this year; (B) 262 patients have been identified by pediatric endocrinologists as potential candidates for Increlex™ treatment, but have not been evaluated yet; (C) clinical studies enrollment completion is expected as follows: (i) early 2007 for MS308; and (ii) mid-2007 for MS301; (D) the Ipsen transaction and growth on Increlex prescription during the first six months of our U.S. launch will serve to create value for shareholders; and (E) for 2006, Tercica expects: (i) Increlex™ revenues of approximately $1 million and cash burn, excluding expenses related to the Ipsen/Tercica transaction, of $63 million to $69 million. (ii) Giving effect to the collaboration agreement with Ipsen, Tercica expects to reach breakeven in 2010; and (iii) achieve 2011 revenues of $250 million to $300 million, with Increlex™ and Somatuline® Autogel® sales expected to contribute roughly equal amounts. These factors include, without limitation, risks and uncertainties related to the satisfaction of closing conditions related to the proposed transaction and the risk that the proposed transaction will not be completed, risks and uncertainties related to the achievement of milestones, including the following risks: (i) Somatuline® Autogel® might never achieve marketing approval for the targeted indication, or any indication, in the United States on a timely basis, or at all; (ii) physicians may not prescribe Increlex and the clinical trials may not enroll, at the rate Tercica expects; (iii) Increlex may not receive a marketing authorization from the FDA for Primary IGFD; (iv) Tercica may not prevail in the patent infringement litigation against Insmed Incorporated; and (v) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica's Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based unless so required by applicable law.

[Tables to follow]

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except per share data)

(Unaudited)
Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net product sales	$ 166	$ --	$ 251	$ --

Costs and expenses:
Cost of product sales	557	--	640	--
Research and development*	4,596	6,320	9,226	11,190
Selling, general and administrative*	10,586	6,458	21,090	10,638
Total costs and expenses	(15,739)	(12,778)	(30,956)	(21,828)

Operating loss	(15,573)	(12,778)	(30,705)	(21,828)

Interest expense	--	(294)	--	(793)
Interest and other income, net	889	671	1,752	1,112
Net loss	$ (14,684)	$ (12,401)	$ (28,953)	$ (21,509)

Basic and diluted net loss per share	$ (0.39)	$ (0.40)	$ (0.79)	$ (0.72)
Shares used to compute basic and diluted net loss per share	37,508	31,257	36,579	29,702

* Includes non-cash stock-based compensation expense as follows:
Research and development	$ 548	$ 306	$ 977	$ 627
Selling, general and administrative	1,099	302	1,787	628
Total	$ 1,647	$ 608	$ 2,764	$ 1,255

	June 30,	December 31,
	2006	2005
		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$ 66,081	$ 58,626
Restricted short-term investments	340	340
Total assets	74,899	66,316
Total liabilities	9,721	9,518
Total stockholders' equity	65,178	56,798

(1) Derived from the audited financial statements for the year ended December 31, 2005 included in the Company's Form 10-K

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